Exhibit 99.1

ATN Reports First-Quarter 2023 Results; Reiterates Outlook

“First-to-Fiber” and “Glass and SteelTM” Strategies Drive Growth

•	Revenue grew 8% to $185.8 million
•	Increased total high-speed subscribers reached by 18%
•	Expanded broadband homes passed by high-speed digital solutions by 56%
•	Capital expenditures were $50.6 million (net of $2.1 million of reimbursables)

Adjusted EBITDA Improvements Follow Subscriber and Revenue Growth

•	Net loss increased to $(5.9) million, or $(0.44) per share; operating income increased to $0.6 million
•	Adjusted EBITDA[1] increased 6% to $44.8 million

Reiterates 2023 Outlook3

•	Adjusted EBITDA expected to be in the range of $183.0 to $193.0 million
•	Capital Expenditures expected to be in the range of $160.0 to $170.0 million

Earnings Conference Call

•	Thursday, April 27, 2023, at 10:00 a.m. ET; web participant link: https://edge.media-server.com/mmc/p/xxataq2m

Beverly, MA (April 26, 2023) – ATN International, Inc. (“ATN” or the “Company”) (Nasdaq: ATNI), a leading provider of digital infrastructure and communications services, today reported financial results for the quarter ended March 31, 2023.

1 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

3 For the Company’s three-year outlook for Adjusted EBITDA, Net Debt and Net Debt Ratio, the Company is not able to provide without unreasonable effort the most directly comparable GAAP financial measures, or reconciliations to such GAAP financial measures, on a forward-looking basis. Please see “Use of Non-GAAP Financial Measures” below for a full description of items excluded from the Company’s expected Adjusted EBITDA and Net Debt.

COMPANY CONFIDENTIAL

Remarks by Michael Prior, ATN CEO

“The first quarter of 2023 marks the start of the second year of our three-year investment plan. We are already seeing the benefits of our expanded network and its associated customer additions. Broadband homes passed by high-speed solutions increased by 56% versus last year, primarily due to fiber-based network expansions in Guyana and Alaska. ATN’s first quarter revenue reached the highest level in more than a decade. As we continue to add subscribers to the network, we expect to strengthen and expand our core base of highly durable revenue and cash flow.

“We showed consistency of execution in the first quarter and were again rewarded with solid subscriber growth, high levels of customer retention and progress on our key operational and financial metrics. We expect our customer base, revenue, and Adjusted EBITDA growth trends to continue throughout 2023 and continue to track to our three-year plan.”

First Quarter 2023 Financial Results

Consolidated revenues were $185.8 million, up 8% versus $172.0 million in the year-ago quarter. This increase primarily reflects increased mobility and fixed revenues, including those from a recent acquisition, partially offset by lower legacy roaming and construction revenues.

Operating income increased to $0.6 million, from $0.1 million in the year-ago quarter. The year-over-year increase was primarily due to higher revenues, partially offset by an increase in depreciation expense from a recent acquisition and a restructuring charge associated with our legacy wholesale wireless business. Last year’s first quarter operating income included a loss on the disposition of assets.

Net loss attributable to ATN stockholders was $(5.9) million, or $(0.44) loss per share, and increased in comparison to the net loss of $(0.9) million, or $(0.13) loss per share, in the year-ago quarter due primarily to a $5.3 million increase in net interest expense compared with last year.

Adjusted EBITDA1 increased to $44.8 million, from $42.1 million in the year-ago quarter.

COMPANY CONFIDENTIAL

Segment Operating Results (in Thousands)

The Company recorded financial results in three categories: (i) International Telecom; (ii) US Telecom; and (iii) Corporate and Other.

	For Three Months Ended March 31, 2023 and 2022
	2023	2022	2023	2022	2023	2022	2023	2022
	International	International	US	US			Total	Total
	Telecom	Telecom	Telecom	Telecom	All Other*	All Other*	ATN	ATN
Total Revenue:	$90,408	$86,787	$95,366	$85,232	$-	$-	$185,774	$172,019
Mobility	26,107	23,586	1,159	1,830	-	-	27,266	25,416
Fixed	58,891	58,347	58,902	46,113	-	-	117,793	104,460
Carrier Services	3,690	3,402	32,084	32,989	-	-	35,774	36,391
Construction	-	-	590	1,987	-	-	590	1,987
All other	1,720	1,452	2,631	2,313	-	-	4,351	3,765

Operating Income (Loss)	$13,825	$11,802	$(4,342)	$(4,635)	$(8,847)	$(7,059)	$636	$108
EBITDA[2]	$28,391	$26,117	$20,012	$16,647	$(8,116)	$(6,106)	$40,287	$36,658
Adjusted EBITDA[1]	$28,458	$27,208	$22,809	$19,668	$(6,469)	$(4,784)	$44,798	$42,092
Capital Expenditures**	$21,463	$15,170	$29,135	$18,847	$-	$203	$50,598	$34,220

* Corporate and Other refer to corporate overhead expenses and consolidating adjustments.

**Excludes government capital programs amounts disbursed and amounts received.

ATN’s Strategic Plan and Key Performance Indicators

Investments to drive long-term growth and durable cash flow – To address the growing need for more bandwidth and reliable connectivity across all markets and geographies in which we operate, the Company continues to deploy capital in fiber and fiber-fed high-speed data solutions to increase the Company’s fiber footprint and grow broadband subscribers.

COMPANY CONFIDENTIAL

Operating Metrics

	Operating Metrics
	2023	2022	2022	2022	2022	Q1 2023
	Q1	Q4	Q3	Q2	Q1	vs. Q1 2022
Broadband Homes Passed	736,300	728,900	613,600	614,200	610,100	21%
Broadband Homes Passed by HSD*	301,600	275,100	219,300	199,800	193,300	56%

Broadband Customers	216,900	210,300	205,200	204,500	204,000	6%
HSD* Broadband Customers	119,800	113,000	110,700	105,600	101,800	18%

Fiber Route Miles	11,099	10,545	9,756	9,399	9,127	22%

International Mobile Subscribers
Pre-Paid	328,300	322,000	301,800	297,000	291,900	12%
Post-Paid	57,100	55,700	54,200	51,900	50,200	14%
Total	385,400	377,700	356,000	348,900	342,100	13%

Blended Churn	2.81%	2.25%	3.02%	2.80%	2.86%

*HSD is defined as download speeds greater than 100 Mbps and HSD subscribers connected to our high-speed networks regardless of the speed of plan selected.

Note: Data presented may differ from prior periods to reflect more accurate data and/or changes in calculation methodology and process.

Balance Sheet and Cash Flow Highlights

Total cash, cash equivalents and restricted cash as of March 31, 2023, was $61.0 million and total debt was $464.7 million, versus $76.8 million of cash, cash equivalents and restricted cash and $352.2 million of total debt at the end of the year-ago quarter.

Net cash provided by operating activities was $16.0 million at quarter-end, compared with net cash provided by operating activities of $11.4 million in the year-ago quarter.

Capital Expenditures were $50.6 million net of $2.1 million of reimbursable capital expenditures for the first quarter of 2023, versus $34.2 million a year ago.

Quarterly Dividends and Stock Repurchases

Quarterly dividends ATN paid a quarterly dividend of $0.21 per share on April 7, 2023, on all common shares outstanding to stockholders of record as of March 31, 2023.

Stock repurchases of the Company’s common stock totaled $1.4 million in the first quarter of 2023.

COMPANY CONFIDENTIAL

Guidance and Outlook

The Company is continuing investments in its “Glass and Steel™” and “First-to-Fiber” market strategies. At the start of 2022, the Company set business targets to be achieved exiting 2024 following a three-year period of above-normal network investments. In 2023, the Company believes it remains well-positioned to achieve the growth rate targets, capital expenditure levels projected, and projected leverage ratios.

Reiterates outlook for full year 2023 ending December 31, 2023:

Adjusted EBITDA[1]	$183 million to $193 million	Full year 2023
Capital Expenditure	$160 million to $170 million	Full year 2023

Reiterates outlook for the three-year period ending December 31, 2024:

Revenue CAGR	4-6%	2021-2024
Adjusted EBITDA[1] CAGR	8-10%	2021-2024
Capital Expenditure	Return to 10-15% of Revenue	After 2024
Net Debt Ratio	Approx. 2.0x	Exiting 2024

Note: Revenue and Adjusted EBITDA CAGRS assume full year 2021 Alaska results and exclude construction revenue.

For the Company’s three-year outlook for Adjusted EBITDA, Net Debt and Net Debt Ratio, the Company is not able to provide without unreasonable effort the most directly comparable GAAP financial measures, or reconciliations to such GAAP financial measures, on a forward-looking basis. Please see “Use of Non-GAAP Financial Measures” below for a full description of items excluded from the Company’s expected Adjusted EBITDA and Net Debt.

Conference Call Information

Call Date: Thursday, April 27, 2023

Call Time: 10:00 a.m. ET

Webcast Link: https://edge.media-server.com/mmc/p/xxataq2m

Live Call Participant Link: https://register.vevent.com/register/BI0423a82305c04203a8dc0b9313c6d153

Webcast Link Instructions – A live audio webcast of the conference call is available by visiting the “Webcast Link” above or the “Events & Presentations” section of the Company’s Investor Relations website at https://ir.atni.com/events-and-presentations. A replay of the conference call will be available at the same location approximately one hour after the live call concludes. The Company also will provide an investor presentation as a supplement to the call on the “Events & Presentations” section of its Investor Relations website.

COMPANY CONFIDENTIAL

About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, is a leading provider of digital infrastructure and communications services for all. The Company operates in the United States and internationally, including the Caribbean region, with a focus on rural and remote markets with a growing demand for infrastructure investments. The Company’s operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential, business, and government customers, including a range of high-speed Internet and data services, fixed and mobile wireless solutions, and video and voice services; and (ii) carrier and enterprise communications services, such as terrestrial and submarine fiber optic transport, and communications tower facilities. For more information, please visit www.atni.com.

Use of Non-GAAP Financial Measures and Definition of Terms

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, the Company has included EBITDA, Adjusted EBITDA, Net Debt, and Net Debt Ratio in this release and the tables included herein.

EBITDA is defined as Operating income (loss) before depreciation and amortization expense.

Adjusted EBITDA is defined as Operating income (loss) before depreciation and amortization expense, transaction-related charges, one-time impairment or special charges, and the gain (loss) on disposition of assets. To more closely align with similar calculations presented by companies in its industry, beginning in this first quarter of 2023, the Company excludes non-cash stock-based compensation in its adjustment to derive Adjusted EBITDA. Prior periods have been restated to conform to this definition change.

Net Debt is defined as total debt less cash and cash equivalents and restricted cash.

Net Debt Ratio is defined as Net Debt divided by the trailing four quarters’ ended total Adjusted EBITDA at the measurement date.

COMPANY CONFIDENTIAL

The Company believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of the Company's core operating results and enhances the usefulness of comparing such performance with prior periods. Management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release. While non-GAAP financial measures are an important tool for financial and operational decision-making and for evaluating the Company’s own operating results over different periods of time, the Company urges investors to review the reconciliation of these financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate its business.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements relating to, among other matters, the Company’s future financial performance, business goals and objectives, and results of operations, expectations regarding the transition of its US Telecom business, its future revenues, operating income, cash flows, EBITDA, Adjusted EBITDA, Net Debt, Net Debt Ratio, and capital investments; demand for the Company’s services and industry trends; the Company’s liquidity; the organization of the Company’s business; our expansion into growing markets; the expansion of the Company’s customer base; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) the general performance of the Company’s operations, including operating margins, revenues, capital expenditures, and the retention of and future growth of the Company’s subscriber base and ARPU; (2) the Company’s reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to the Company’s network infrastructure; (3) the Company’s ability to satisfy the needs and demands of the Company’s major carrier customers; (4) the Company’s ability to realize cost synergies for its newly acquired businesses and expansion plans for its fiber markets; (5) the adequacy and expansion capabilities of the Company’s network capacity and customer service system to support the Company’s customer growth; (6) the Company’s ability to efficiently and cost-effectively upgrade the Company’s networks and information technology platforms to address rapid and significant technological changes in the telecommunications industry; (7) the Company’s continued access to capital and credit markets on terms it deems favorable; (8) government subsidy program availability and regulation of the Company’s businesses, which may impact the Company’s telecommunications licenses, the Company’s revenue and the Company’s operating costs; (9) the Company’s ability to successfully transition its US Telecom business away from wholesale wireless to other carrier and consumer-based services; (10) increased risk of an economic downturn, political, geopolitical and other risks and opportunities facing the Company’s operations, including those resulting from the persistence of high inflation and other macroeconomic headwinds including increased costs and supply chain disruptions; (11) the loss of, or an inability to recruit skilled personnel in the Company’s various jurisdictions, including key members of management; (12) the Company’s ability to find investment or acquisition or disposition opportunities that fit the strategic goals of the Company; (13) the occurrence of weather events and natural catastrophes and the Company’s ability to secure the appropriate level of insurance coverage for these assets; and (14) increased competition. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 15, 2023, and the other reports the Company files from time to time with the SEC. The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors that may affect such forward-looking statements, except as required by law.

Contact

Justin D. Benincasa	Ian Rhoades
Chief Financial Officer	Investor Relations
ATN International, Inc.	Sharon Merrill Advisors, Inc.
978-619-1300	ATNI@investorrelations.com

COMPANY CONFIDENTIAL

Table 1

ATN International, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	March 31,	December 31,
	2023	2022
Assets:
Cash and cash equivalents	$56,016	$54,660
Restricted cash	4,961	5,068
Customer receivable	6,083	5,803
Other current assets	164,492	164,157
Total current assets	231,552	229,688

Property, plant and equipment, net	1,056,363	1,055,954
Operating lease right-of-use assets	101,953	108,702
Customer receivable - long term	45,681	46,706
Goodwill and other intangible assets, net	182,626	185,794
Other assets	81,840	81,025
Total assets	$1,700,015	$1,707,869

Liabilities, redeemable non-controlling interests and stockholders’ equity:
Current portion of long-term debt	$11,537	$6,172
Current portion of customer receivable credit facility	6,574	6,073
Taxes payable	13,611	7,335
Current portion of lease liabilities	13,785	15,457
Other current liabilities	159,877	198,143
Total current liabilities	205,384	233,180

Long-term debt, net of current portion	$453,144	$415,727
Customer receivable credit facility, net of current portion	41,533	39,275
Deferred income taxes	26,697	28,650
Lease liabilities	78,360	83,319
Other long-term liabilities	137,148	138,420
Total liabilities	942,266	938,571

Redeemable non-controlling interests	93,223	92,468

Stockholders' equity
Total ATN International, Inc.’s stockholders’ equity	567,243	580,814
Non-controlling interests	97,283	96,016
Total stockholders' equity	664,526	676,830
Total liabilities, redeemable non-controlling interests and stockholders’ equity	$1,700,015	$1,707,869

COMPANY CONFIDENTIAL

Table 2

ATN International, Inc.

  Unaudited Condensed Consolidated Statements of Operations

  (in Thousands, Except per Share Data)

	Three Months Ended,
	March 31,
	2023	2022
Revenues:
Communications services	$181,308	$166,543
Construction	590	1,987
Other	3,876	3,489
Total revenue	185,774	172,019

Operating expenses (excluding depreciation and amortization unless otherwise indicated):
Cost of services and other	79,040	73,011
Cost of construction revenue	588	2,033
Selling, general and administrative	61,348	54,882
Stock-based compensation	1,778	1,461
Transaction-related charges	13	554
Restructuring expenses	2,887	-
Depreciation	36,404	33,292
Amortization of intangibles from acquisitions	3,247	3,258
(Gain) Loss on disposition of assets	(167)	3,420
Total operating expenses	185,138	171,911

Operating income	636	108

Other income (expense):
Interest expense, net	(8,625)	(3,312)
Other income (expense)	194	4,199
Other income (expenses), net	(8,431)	887

Income (loss) before income taxes	(7,795)	995
Income tax expense (benefit)	(740)	2,952

Net loss	(7,055)	(1,957)

Net loss attributable to non-controlling interests, net	1,170	1,009

Net loss attributable to ATN International, Inc. stockholders	$(5,885)	$(948)

Net loss per weighted average share attributable to ATN International, Inc. stockholders:

Basic Net Loss	$(0.44)	$(0.13)
Diluted Net Loss	$(0.44)	$(0.13)

Weighted average common shares outstanding:
Basic	15,768	15,708
Diluted	15,768	15,708

COMPANY CONFIDENTIAL

Table 3

ATN International, Inc.

Unaudited Condensed Consolidated Cash Flow Statements

(in Thousands)

	Three Months Ended March 31,
	2023	2022
Net Loss	$(7,055)	$(1,957)
Depreciation	36,404	33,292
Amortization of intangibles from acquisitions	3,247	3,258
Provision for doubtful accounts	1,378	1,913
Amortization of debt discount and debt issuance costs	569	501
(Gain) loss on disposition of long-lived assets	(167)	3,420
Stock-based compensation	1,778	1,461
Deferred income taxes	(1,953)	191
Loss on pension settlement	369	-
(Gain) loss on equity investments	(315)	(4,222)
Increase in customer receivable	745	(746)
Change in prepaid and accrued income taxes	7,632	8,969
Change in other operating assets and liabilities	(26,620)	(34,692)

Net cash provided by operating activities	16,012	11,388

Capital expenditures	(50,598)	(34,220)
Government capital programs:
Amounts disbursed	(2,127)	(248)
Amounts received	593	-
Net purchases of investments	(630)	-

Net cash used in investing activities	(52,762)	(34,468)

Dividends paid on common stock	(3,310)	(2,672)
Distributions to non-controlling interests	-	(263)
Finance lease repayments	(249)	(338)
Term loan - repayments	(1,171)	(938)
Payment of debt issuance costs	(119)	-
Revolving credit facilities – borrowings	57,553	36,500
Revolving credit facilities – repayments	(14,000)	(15,500)
Proceeds from customer receivable credit facility	4,300	8,000
Repayment of customer receivable credit facility	(1,570)	(1,003)
Purchases of common stock - stock-based compensation	(1,433)	(1,136)
Purchases of common stock - share repurchase plan	(1,407)	(941)
Repurchases of non-controlling interests, net	(595)	(2,481)

Net cash provided by used in financing activities	37,999	19,228

Net change in total cash, cash equivalents and restricted cash	1,249	(3,852)

Total cash, cash equivalents and restricted cash, beginning of period	59,728	80,697

Total cash, cash equivalents and restricted cash, end of period	$60,977	$76,845

COMPANY CONFIDENTIAL

Table 4

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended March 31, 2023 is as follows:

	International Telecom	US Telecom	Corporate and Other *	Total
Statement of Operations Data:
Revenue
Mobility
Business	$3,575	$172	$-	$3,747
Consumer	22,532	987	-	23,519
Total	$26,107	$1,159	$-	$27,266

Fixed
Business	$17,113	$36,320	$-	$53,433
Consumer	41,778	22,582	-	64,360
Total	$58,891	$58,902	$-	$117,793

Carrier Services	$3,690	$32,084	$-	$35,774
Other	400	75	-	475

Total Communications Services	$89,088	$92,220	$-	$181,308

Construction	$-	$590	$-	$590

Managed services	$1,320	$2,556	$-	$3,876
Total Other	$1,320	$2,556	$-	$3,876

Total Revenue	$90,408	$95,366	$-	$185,774

Depreciation	$14,186	$21,487	$731	$36,404
Amortization of intangibles from acquisitions	$380	$2,867	$-	$3,247
Total operating expenses	$76,583	$99,708	$8,847	$185,138
Operating income (loss)	$13,825	$(4,342)	$(8,847)	$636
Stock-based compensation	$67	$77	$1,634	$1,778
Non-controlling interest ( net income or (loss) )	$(1,807)	$2,977	$-	$1,170

Non GAAP measures:
EBITDA (2)	$28,391	$20,012	$(8,116)	$40,287
Adjusted EBITDA (1)	$28,458	$22,809	$(6,469)	$44,798

Balance Sheet Data (at March 31, 2023):
Cash, cash equivalents and restricted cash	$31,737	$23,021	$6,219	$60,977
Total current assets	113,711	110,108	7,733	231,552
Fixed assets, net	468,961	580,633	6,769	1,056,363
Total assets	658,621	959,395	81,999	1,700,015
Total current liabilities	88,967	96,844	19,573	205,384
Total debt, including current portion	63,235	279,446	122,000	464,681

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

COMPANY CONFIDENTIAL

Table 4 (continued)

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended March 31, 2022 is as follows:

	International Telecom	US Telecom	Corporate and Other *	Total
Statement of Operations Data:
Revenue
Mobility
Business	$3,616	$374	$-	$3,990
Consumer	19,970	1,456	-	21,426
Total	$23,586	$1,830	$-	$25,416

Fixed
Business	$17,254	$27,145	$-	$44,399
Consumer	41,093	18,968	-	60,061
Total	$58,347	$46,113	$-	$104,460

Carrier Services	$3,402	$32,989	$-	$36,391
Other	276	-	-	276

Total Communications Services	$85,611	$80,932	$-	$166,543

Construction	$-	$1,987	$-	$1,987

Managed services	$1,176	$2,313	$-	$3,489
Total Other	$1,176	$2,313	$-	$3,489

Total Revenue	$86,787	$85,232	$-	$172,019

Depreciation	$13,897	$18,442	$953	$33,292
Amortization of intangibles from acquisitions	$418	$2,840	$-	$3,258
Total operating expenses	$74,985	$89,867	$7,059	$171,911
Operating income (loss)	$11,802	$(4,635)	$(7,059)	$108
Stock-based compensation	$60	$90	$1,310	$1,460
Non-controlling interest ( net income or (loss) )	$(1,519)	$2,528	$-	$1,009

Non GAAP measures:
EBITDA (2)	$26,117	$16,647	$(6,106)	$36,658
Adjusted EBITDA (1)	$27,208	$19,668	$(4,784)	$42,092

Balance Sheet Data (at December 31, 2022):
Cash, cash equivalents and restricted cash	$26,418	$26,375	$6,935	$59,728
Total current assets	105,324	116,038	8,326	229,688
Fixed assets, net	462,447	585,969	7,538	1,055,954
Total assets	643,664	980,543	83,662	1,707,869
Total current liabilities	86,738	119,756	26,686	233,180
Total debt, including current portion	59,659	263,240	99,000	421,899

(1) See Table 5 for reconciliation of Operating Income to Adjusted EBITDA

(2) See Table 5 for reconciliation of Operating Income to EBITDA

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

COMPANY CONFIDENTIAL

Table 5

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

For the three months ended March 31, 2023 is as follows:

	International Telecom	US Telecom	Corporate and Other *	Total
Operating income (loss)	$13,825	$(4,342)	$(8,847)	$636
Depreciation expense	14,186	21,487	731	36,404
Amortization of intangibles from acquisitions	380	2,867	-	3,247
EBITDA	$28,391	$20,012	$(8,116)	$40,287

Stock-based compensation	67	77	1,634	1,778
Restructuring expenses	-	2,887	-	2,887
Transaction-related charges	-	-	13	13
(Gain) Loss on disposition of assets	-	(167)	-	(167)
ADJUSTED EBITDA	$28,458	$22,809	$(6,469)	$44,798

For the three months ended March 31, 2022 is as follows:

	International Telecom	US Telecom	Corporate and Other *	Total
Operating income (loss)	$11,802	$(4,635)	$(7,059)	$108
Depreciation expense	13,897	18,442	953	33,292
Amortization of intangibles from acquisitions	418	2,840	-	3,258
EBITDA	$26,117	$16,647	$(6,106)	$36,658

Stock-based compensation	60	90	1,310	1,460
Transaction-related charges	-	542	12	554
(Gain) Loss on disposition of assets	1,031	2,389	-	3,420
ADJUSTED EBITDA	$27,208	$19,668	$(4,784)	$42,092

COMPANY CONFIDENTIAL

Table 6

ATN International, Inc.

Non GAAP Measure - Net Debt Ratio

(in Thousands)

	March 31,	December 31,
	2023	2022
Current portion of long-term debt *	$11,537	$6,172
Long-term debt, net of current portion *	453,144	415,727

Total debt	$464,681	$421,899

Less: Cash, cash equivalents and restricted cash	60,977	59,728

Net Debt	$403,704	$362,171

Adjusted EBITDA - for the four quarters ended	$175,393	$172,688

Net Debt Ratio	2.30	2.10

*  Excludes Customer receivable credit facility